Exhibit 99.5

Contact:	L3 Technologies
Corporate Communications
212-697-1111

For Immediate Release

L3 Technologies, Inc. Completes $1.8 Billion Debt Offering

NEW YORK—June 6, 2018— L3 Technologies, Inc. (NYSE:LLL) (“L3”) announced today the completion of its public offering of $1.8 billion in senior notes. These senior notes are comprised of $800 million of 3.85% senior notes due 2023 and $1 billion of 4.40% senior notes due 2028 (collectively, the “Senior Notes Offerings”).

L3 intends to use the net proceeds from the Senior Note Offerings, together with available cash, to fund the concurrent cash tender offers (the “Tender Offers” and, together with the Senior Notes Offerings, the “Debt Refinancing Transactions”) for any and all of the $1 billion outstanding aggregate principal amount of its 5.20% Senior Notes due 2019 and any and all of the $800 million outstanding aggregate principal amount of its 4.75% Senior Notes due 2020 and any related redemption of notes not tendered in the Tender Offers.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Headquartered in New York City, L3 Technologies employs approximately 31,000 people worldwide and is a leading provider of a broad range of communication, electronic and sensor systems used on military, homeland security and commercial platforms. L3 is also a prime contractor in aerospace systems, security and detection systems, and pilot training. The company reported 2017 sales of $9.6 billion.

To learn more about L3, please visit the company’s website at www.L3T.com. L3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L3 is routinely posted on the company’s website and is readily accessible.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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